Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President & Chief Financial Officer

(716) 888-3634

CTG REPORTS FIRST QUARTER EPS INCREASE OF 20% TO $0.24

ON 5% REVENUE GROWTH

•	FIRST QUARTER REVENUE AND EPS AT MIDPOINT OF GUIDANCE

•	FIRST QUARTER OPERATING INCOME INCREASED 10% AND OPERATING MARGIN INCREASED 30 BASIS POINTS TO 5.7% FROM 5.4% IN 2012 FIRST QUARTER

•	HEALTHCARE REVENUE INCREASED TO 32% OF TOTAL REVENUE IN QUARTER FROM 31% IN 2012 FIRST QUARTER

•	HEADCOUNT INCREASED TO 4,000 FROM 3,900 AT 2012 YEAR-END AND 3,700 AT 2012 FIRST QUARTER- END

BUFFALO, N.Y. — April 22, 2013 — CTG (NASDAQ: CTGX), an information technology (IT) solutions and services company, announced its financial results for the 2013 first quarter which ended on March 29, 2013. Continued growth in higher margin solutions work primarily in its healthcare IT business, higher billable headcount, and expense control were the largest contributors to the strength of CTG’s 2013 first quarter results.

2013 First Quarter Review

Revenue, operating income, net income, and diluted net income per share for the 2013 first quarter as compared with the 2012 first quarter are as follows (dollar amounts in thousands except per share data):

	Mar. 29, 2013	Mar. 30, 2012	$ Change	% Change
Revenue	$108,495	$103,367	$5,128	5%
Operating income	$6,182	$5,599	$583	10%
Net income	$4,057	$3,360	$697	21%
Diluted net income per share	$0.24	$0.20	$0.04	20%

The Company’s operating margin expanded by 30 basis points to 5.7% from 5.4% in the 2012 first quarter.

“CTG is reporting another excellent quarter, delivering results consistent with our expectations with revenue above the mid-point of guidance, even with this quarter having one less billing day than the 2012 first and fourth quarters” said CTG Chairman and Chief Executive Officer James R. Boldt. “Revenue in our staffing business was bolstered in the quarter by increased demand for technical resources as clients are becoming more confident in the sustainability of the domestic and global economic recovery. Our European operations continue to be in a growth mode with revenue up 13% in the quarter primarily based on increased business in our testing, healthcare, government and financial services practices. Healthcare revenue increased to 32% of total revenue from 31% a year ago though its growth was muted in the quarter as three large electronic medical records (EMR) projects awarded in February will not be staffed until the second quarter of 2013. Additionally, we started an ICD-10 remediation project in the first quarter and expect to begin two large legacy application management engagements in the second quarter.”

Mr. Boldt continued, “Notable events in the quarter included the board’s initiation in February 2013 of a quarterly cash dividend, which underscores our confidence in CTG’s current performance and long-term prospects. During the quarter, we also completed the acquisition of etrinity, a Belgium-based health IT services provider that markets to healthcare providers and specializes in clinical systems integration and implementation, application management, technology support for medical imaging, training, and technical resources. We are very optimistic about the long-term growth prospects for this business as healthcare organizations in several European countries are moving toward adoption of U.S. EMR software over the next few years. CTG is ideally positioned to capitalize on the Western Europe EMR opportunity as we bring our deep U.S. EMR selection and implementation experience and can leverage the significant technical resources of our European operations that have over 500 IT consultants based in the Benelux region and the United Kingdom.”

Solutions revenue in the 2013 first quarter increased by $1.9 million or 4.7% to $42.7 million, representing 39.4% of total revenue compared with 39.5% in the 2012 first quarter. Staffing revenue increased by $3.2 million or 5.1% to $65.8 million, or 60.6% of total revenue, compared with 60.5% in the 2012 first quarter. European revenue in the 2013 first quarter increased 13% to $19.4 million, or 17.9% of total revenue, from $17.2 million, or 16.6% of total revenue, in the 2012 first quarter. There were 63 billing days in the first quarter of 2013 and 64 billing days in the first and fourth quarters of 2012.

Selling, general, and administrative (SG&A) expenses were $16.4 million or 15.1% of revenue, compared with $16.3 million or 15.7% of revenue in the 2012 first quarter due to disciplined cost management and the effect of operating leverage resulting from revenue growth.

Cash used in operations was $7.1 million in the 2013 first quarter, compared with cash used in operations of $2.4 million in the 2012 first quarter. At March 29, 2013, the Company had $30.7 million in cash compared with $19.3 million at the end of the 2012 first quarter and $40.6 million at year-end 2012. Cash balances reflect both the 2013 and 2012 first quarters ending on a payroll date while the 2012 fourth quarter did not. The Company had no outstanding debt at the end of the 2013 or 2012 first quarters.

The Company’s effective tax rate in the 2013 first quarter was 33.2% compared with 39.4% in the 2012 first quarter. The lower tax rate in the quarter reflected the extension in January 2013, retroactive to 2012, of the federal R&D tax credit that expired in 2011.

The Company did not repurchase any of its shares in the 2013 first quarter. In April 2013, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On March 29, 2013, approximately 535,000 shares were available under its current repurchase authorization.

2013 Second Quarter and Full Year Guidance

CTG is providing guidance for the 2013 second quarter and 2013 full year in the table below. Based on its current business activity and trends in its business, the Company is reiterating revenue and earnings guidance from the initial guidance provided in its 2012 fourth earnings release issued on February 19, 2013.

2013 Second Quarter (64 billing days vs. 64 in 2012)	Range	Range midpoint	Change from 2012 second quarter at range midpoint
Revenue	$111-$113 million	$112 million	+5%
Diluted net income per share *	$0.23 – $0.25	$0.24	+9%

*	Comparison to 2012 results excludes the effect of non-operational gains of $0.4 million, or 2 1/2 cents per diluted share, from life insurance proceeds paid to the Company in the 2012 second quarter

2013 Full Year (Projected tax rate of 37% to 39%)	Range	Range midpoint	Change from 2012 at range midpoint
Revenue	$450-$460 million	$455 million	+ 7%
Diluted net income per share*	$1.02 – $1.12	$1.07	+ 22%

*	Comparison to 2012 results excludes the effect of non-operational gains of $1.3 million, or 7 1/2 cents per diluted share, from life insurance proceeds paid to the Company in 2012

Mr. Boldt commented, “We are confirming our revenue guidance for the year based upon first quarter demand for staffing and our current expectations for our healthcare business. Growth in our healthcare business is expected from several sources this year including the EMR projects already underway, the three recently awarded EMR projects, and prospective new EMR wins. We are currently working on 15 significant EMR projects; we will begin three new projects in the second quarter which we announced in February 2013; and we are awaiting decisions on three requests for proposals received from clients for new EMR projects. We also expect growth from ICD-10 remediation engagements, our new genomics offering, consulting work related to health reform mandates, and the expansion of our application management practice. We are very encouraged by our sales efforts for our software as a service offerings, especially our fraud, waste and abuse (FWA) offering. We recently sold our FWA offering to a second health insurance client and, based upon where we are in the sales cycle with other prospective clients, are forecasting that we will sell our FWA offering to additional clients this year. We look for the continued growth in solutions work from these higher margin offerings to move operating margins above the six percent mark in 2013. Overall, we expect 2013 will be an excellent year and the seventh year of the last eight of significant double-digit earnings growth.”

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, financial services, energy, and technology services. As a leading provider of IT and business consulting solutions to the healthcare market, CTG offers hospitals, physician groups, and health information exchanges a full range of electronic medical record services. Additionally, CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by over 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG has approximately 4,000 employees and operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2012 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business strategy on Tuesday, April 23, 2013 at 10:00 a.m. Eastern Time. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 9:45 a.m. and 9:50 a.m. and ask for the CTG conference call. A replay of the call will be available between 12:00 p.m. Eastern Time April 23, 2013 and 11:00 p.m. Eastern Time April 26, 2013 by dialing 1-800-475-6701 and entering the conference ID number 269073.

A live webcast of the call will be available on CTG’s web site: http://www.ctg.com. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended
	March 29,	March 30,
	2013	2012
Revenue	$108,495	$103,367
Direct costs	85,896	81,515
Selling, general and administrative expenses	16,417	16,253

Operating income	6,182	5,599
Other expense, net	(109)	(50)

Income before income taxes	6,073	5,549
Provision for income taxes	2,016	2,189

Net income	$4,057	$3,360

Net income per share:
Basic	$0.26	$0.22

Diluted	$0.24	$0.20

Weighted average shares outstanding:
Basic	15,430	15,169
Diluted	17,066	16,872
Cash dividend declared per share	$0.05	$—

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	March 29,	December 31,	March 30,
	2013	2012	2012
Current Assets:
Cash and cash equivalents	$30,745	$40,614	$19,265
Accounts receivable, net	74,916	70,459	67,799
Other current assets	3,242	2,595	3,675

Total current assets	108,903	113,668	90,739
Property and equipment, net	6,956	6,916	7,659
Goodwill	37,879	35,678	35,678
Other assets	10,385	9,943	10,994

Total Assets	$164,123	$166,205	$145,070

Current Liabilities:
Accounts payable	$9,264	$10,170	$8,796
Accrued compensation	26,055	32,162	24,838
Dividend payable	762	—	—
Other current liabilities	8,612	7,869	7,999

Total current liabilities	44,693	50,201	41,633
Long-term debt	—	—	—
Other liabilities	13,214	13,223	10,741
Shareholders’ equity	106,216	102,781	92,696

Total Liabilities and Shareholders’ Equity	$164,123	$166,205	$145,070

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements Cash Flows

(Unaudited)

(amounts in thousands)

	For the Quarter Ended
	March 29,	March 30,
	2013	2012
Net income	$4,057	$3,360
Depreciation and amortization expense	631	648
Equity-based compensation expense	546	424
Other operating items	(12,307)	(6,856)

Net cash used in operating activities	(7,073)	(2,424)
Net cash used in investing activities	(3,465)	(738)
Net cash provided by (used in) financing activities	1,141	(285)
Effect of exchange rates on cash and cash equivalents	(472)	298

Net decrease in cash and cash equivalents	(9,869)	(3,149)
Cash and cash equivalents at beginning of period	40,614	22,414

Cash and cash equivalents at end of period	$30,745	$19,265

— END —

CTG news releases are available on the Web at www.ctg.com.